Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-202664 and 333-226525), in the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-197412), and on Form S-3 (333-229181) of Jason Industries, Inc. of our report dated March 5, 2019, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements and Note 2 to the financial statement schedule, as to which the date is May 13, 2019, relating to the financial statements and financial statement schedule, which appears in this Amendment No. 1 to Form 10-K.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
May 13, 2019